CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S - 1, of Restoration Industries, Inc., for the years ended December 31, 2010 and 2009 relating to our audit of the financial statements, included in and incorporated by reference in the Form S – 1 of Restoration Industries, Inc. for the year ended December 31, 2010.  Our report dated February 14, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Hood Sutton Robinson & Freeman CPAs, P.C.

Certified Public Accountants

February 14, 2012

HOOD SUTTON ROBINSON & FREEMAN CPAs, P.C.

2727 East 21st Street, Suite 600    Tulsa, Oklahoma  74114   918-747-7000  Fax 918-743-7525   www.telcpa.com

1821 SE Washington Boulevard    Bartlesville, Oklahoma  74006   918-336-7600  Fax 918-3337600